UNITED STATES
                      SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C. 20549

                                 SCHEDULE 13G


                   Under the Securities Exchange Act of 1934



                           Portec Rail Products, Inc.
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                               (Name of Issuer)


                                 COMMON STOCK
--------------------------------------------------------------------------------
                          (Title of Class Securities)


                                  736212101
                     ------------------------------------
                                (CUSIP Number)


                             November 8, 2005
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            (Date of Event Which Requires Filing of this Statement)


Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

      |_|   Rule 13d-1(b)

      |X|   Rule 13d-1(c)

      |_|   Rule 13d-1(d)

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosure provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).



..........................
CUSIP No.  736212101
..........................

--------------------------------------------------------------------------------
      Name of Reporting Persons.
1     I.R.S. Identification Nos. of above persons (entities only).

      Cannell Capital LLC
      94-3366999

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------
      Check the Appropriate Box if a Member of a Group (See Instructions)
2
      (a)  |X|

      (b)

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------
      SEC Use Only
3

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------
      Citizenship or Place of Organization
4
      California

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

              5    Sole Voting Power




  number of
   shares
beneficially
  owned by
    each
  reporting
 person with


--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

              6    Shared Voting Power

                   501,859
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

              7    Sole Dispositive Power


--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

              8    Shared Dispositive Power

                   501,859
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

9     Aggregate Amount Beneficially Owned by Each Reporting Person

      501,859
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

10 Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions)


--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

11    Percent of Class Represented by Amount in Row (9)
      5.2%
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

12    Type  of Reporting Person (See Instructions)
      IA
--------------------------------------------------------------------------------


..........................
CUSIP No.  736212101
..........................

--------------------------------------------------------------------------------
      Name of Reporting Persons.
1     I.R.S. Identification Nos. of above persons (entities only).

      J. Carlo Cannell

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------
      Check the Appropriate Box if a Member of a Group (See Instructions)
2
      (a)  |X|

      (b)


--------------------------------------------------------------------------------
--------------------------------------------------------------------------------
      SEC Use Only
3

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------
      Citizenship or Place of Organization
4
      USA

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

              5    Sole Voting Power




  number of
   shares
beneficially
  owned by
    each
  reporting
 person with


--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

              6    Shared Voting Power

                   501,859
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

              7    Sole Dispositive Power


--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

              8    Shared Dispositive Power

                   501,859
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

9     Aggregate Amount Beneficially Owned by Each Reporting Person

      501,859
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

10 Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions)


--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

11    Percent of Class Represented by Amount in Row (9)
      5.2%
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

12    Type  of Reporting Person (See Instructions)
      IN, HC
--------------------------------------------------------------------------------


..........................
CUSIP No.  736212101
..........................

--------------------------------------------------------------------------------
      Name of Reporting Persons.
1     I.R.S. Identification Nos. of above persons (entities only).

      The Anegada Master Fund Limited

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------
      Check the Appropriate Box if a Member of a Group (See Instructions)
2
      (a) |X|

      (b)

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------
      SEC Use Only
3

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------
      Citizenship or Place of Organization
4
      Cayman Islands

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

              5    Sole Voting Power




  number of
   shares
beneficially
  owned by
    each
  reporting
 person with


--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

              6    Shared Voting Power

                   112,059
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

              7    Sole Dispositive Power


--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

              8    Shared Dispositive Power

                   112,059
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

9     Aggregate Amount Beneficially Owned by Each Reporting Person

      112,059
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

10 Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions)


--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

11    Percent of Class Represented by Amount in Row (9)
      1.2%
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

12    Type  of Reporting Person (See Instructions)
      CO
--------------------------------------------------------------------------------


..........................
CUSIP No.  736212101
..........................

--------------------------------------------------------------------------------
      Name of Reporting Persons.
1     I.R.S. Identification Nos. of above persons (entities only).

      The Cuttyhunk Fund Limited


--------------------------------------------------------------------------------
--------------------------------------------------------------------------------
      Check the Appropriate Box if a Member of a Group (See Instructions)
2
      (a)  |X|

      (b)

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------
      SEC Use Only
3

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------
      Citizenship or Place of Organization
4
      Bermuda

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

              5    Sole Voting Power




  number of
   shares
beneficially
  owned by
    each
  reporting
 person with


--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

              6    Shared Voting Power

                   120,300
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

              7    Sole Dispositive Power


--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

              8    Shared Dispositive Power

                   120,300
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

9     Aggregate Amount Beneficially Owned by Each Reporting Person

      120,300
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

10 Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions)


--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

11    Percent of Class Represented by Amount in Row (9)
      1.3%
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

12    Type  of Reporting Person (See Instructions)
      CO
--------------------------------------------------------------------------------


..........................
CUSIP No.  736212101
..........................

--------------------------------------------------------------------------------
      Name of Reporting Persons.
1     I.R.S. Identification Nos. of above persons (entities only).

      Tonga Partners, L.P.
      94-3164039

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------
      Check the Appropriate Box if a Member of a Group (See Instructions)
2
      (a)  |X|

      (b)


--------------------------------------------------------------------------------
--------------------------------------------------------------------------------
      SEC Use Only
3

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------
      Citizenship or Place of Organization
4
      Delaware

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

              5    Sole Voting Power



  number of
   shares
beneficially
  owned by
    each
  reporting
 person with


--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

              6    Shared Voting Power

                   177,800
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

              7    Sole Dispositive Power


--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

              8    Shared Dispositive Power

                   177,800
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

9     Aggregate Amount Beneficially Owned by Each Reporting Person

      177,800
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

10 Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions)


--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

11    Percent of Class Represented by Amount in Row (9)
      1.9%
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

12    Type  of Reporting Person (See Instructions)
      PN
--------------------------------------------------------------------------------


..........................
CUSIP No.  736212101
..........................

--------------------------------------------------------------------------------
      Name of Reporting Persons.
1     I.R.S. Identification Nos. of above persons (entities only).

      TE Cannell Portfolio, Ltd.
      98-0232642

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------
      Check the Appropriate Box if a Member of a Group (See Instructions)
2
      (a) |X|

      (b)

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------
      SEC Use Only
3

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------
      Citizenship or Place of Organization
4
      Delaware

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

              5    Sole Voting Power




  number of
   shares
beneficially
  owned by
    each
  reporting
 person with


--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

              6    Shared Voting Power

                   91,700
-------------------------------------------------------------------------------
--------------------------------------------------------------------------------

              7    Sole Dispositive Power


--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

              8    Shared Dispositive Power

                   91,700
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

9     Aggregate Amount Beneficially Owned by Each Reporting Person

      91,700
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

10 Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions)


--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

11    Percent of Class Represented by Amount in Row (9)
      1.0%
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

12    Type  of Reporting Person (See Instructions)
      OO
--------------------------------------------------------------------------------



Item 1.

    (a) Name of Issuer

        Portec Rail Products, Inc.


    (b) Address of Issuer's Principal Executive Offices

        900 Old Freeport Road
        Pittsburgh, PA 15238

Item 2.

    (a) Name of Person Filing

        This statement is being filed by (i) Cannell Capital, LLC, a California limited liability company and California licensed investment adviser ("IA"), (ii) J. Carlo Cannell ("Managing Member"), (iii) The Anegada Master Fund Limited ("Anegada"), (iv) The Cuttyhunk Fund Limited ("Cuttyhunk"), (v) Tonga Partners, L.P. ("Tonga"), and (vi) TE Cannell Portfolio, Ltd. ("TE Cannell") (collectively, the Reporting Persons). Managing Member controls IA by virtue of Managing Member's position as managing member and majority owner of IA.

        IA's beneficial ownership of the Common Stock is direct as a result of IA's discretionary authority to buy, sell, and vote shares of such Common Stock for its investment advisory clients. Managing Member's beneficial ownership of Common Stock is indirect as a result of Managing Member's ownership and management of IA. The beneficial ownership of Managing Member is reported solely because Rules 13d-1(a) and (c) under the Securities Exchange Act of 1934, as amended, require any person who is "directly or indirectly" the beneficial owner of more than five percent of any equity security of a specified class to file a Schedule 13G. The answers in blocks 6, 8, 9 and 11 above and the response to item 4 by Managing Member are given on the basis of the "indirect" beneficial ownership referred to in such Rule, based on the direct beneficial ownership of Common Stock by IA and the relationship of Managing Member to IA referred to above.

        Information with respect to each Reporting Person is given solely by the respective Reporting Person, and no Reporting Person undertakes hereby any responsibility for the accuracy or completeness or such information concerning any other Reporting Person.


    (b) Address of Principal Business office or, if None, Residence

        IA's principal business office is located at:
        150 California Street, Fifth Floor, San Francisco, CA 94111

        Managing Member's principal business office is located at:
        150 California Street, Fifth Floor, San Francisco, CA 94111

        Anegada's principal business office is located at:
        c/o Praesideo Fund Services, Ltd.
        Harbour Centre, PO Box 1348, George Town, Grand Cayman, Cayman Islands

        Cuttyhunk's principal business office is located at:
        73 Front Street, Hamilton, Bermuda HM 12

        Tonga's principal business office is located at:
        150 California Street, Fifth Floor, San Francisco, CA 94111

        TE Cannell's principal business office is located at:
        701 Mount Lucas Road, CN 850, Princeton, NJ 08542


    (c) Citizenship

        Item 4 of each cover page is incorporated by reference

    (d) Title of Class Securities

        Common

    (e) CUSIP Number

        736212101

Item 3. If this statement is filed pursuant to ss 240.13d-1(b), or ss 240.13d-2(b) or (c), check whether the person filing is a:

        (a) Broker or dealer registered under section 15 of the Act (15 U.S.C. 78o).
        (b)    Bank as defined in section 3(a)(6) of the Act (15 U.S.C. 78c).
        (c) Insurance company as defined in section 3(a)(19) of the Act (15 U.S.C. 78c).
        (d) Investment company registered under section 8 of the Investment Company Act (15 U.S.C. 80a-8).
        (e)    An investment adviser in accordance with ss
               240.13d-1(b)(1)(ii)(E).
        (f) An employee benefit plan or endowment fund in accordance with ss 240.13d-1(b)(ii)(F).
        (g) A parent holding company or control person in accordance with ss 240.13d-1(b)(1)(ii)(G).
        (h)    A savings association as defined in Section 3(b) of the
               Federal Deposit Insurance Act (12 U.S.C. 1813).
        (i)    A church plan that is excluded from the definition of an
               investment company under section 3(c)(14) of the Investment Company Act of 1940 (15 U.S.C. 80a-3).
        (j)    Group in accordance with ss 240.13d-1(b)(ii)(J).

Item 4. Ownership

        Common Stock:

        Items 5-9 and 11 of each cover sheet are incorporated by reference.


Item 5. Ownership of Five Percent or Less of a Class.

        If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class securities, check the following | |

Item 6. Ownership of More than Five Percent on Behalf of Another Person.

        IA, a California licensed investment advisor, and Managing Member, the majority owner and managing member of IA, have the right or the power to direct the receipt of dividends from Common Stock, and to direct the receipt of proceeds from the sale of Common Stock to IA's investment advisory clients. No single investment advisory client of IA owns more than 5% of the Common Stock.

Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on By the Parent Holding Company.

        Not Applicable

Item 8. Identification of Members of the Group.

        Not Applicable

Item 9. Notice of Dissolution of Group.

        Not Applicable.

Item 10.    Certification:

            By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.


                                   SIGNATURE
Date:  November 18, 2005
                               CANNELL CAPITAL LLC

                                     /s/ J. Carlo Cannell
                          ------------------------------------------
                              J. Carlo Cannell, Managing Member

                          J. CARLO CANNELL

                                     /s/ J. Carlo Cannell
                          ------------------------------------------
                                       J. Carlo Cannell

                          THE ANEGADA MASTER FUND LIMITED

                                     /s/ J. Carlo Cannell
                          ------------------------------------------
                              J. Carlo Cannell, Managing Member
                            Cannell Capital LLC, Investment Adviser

                          THE CUTTYHUNK FUND LIMITED

                                     /s/ J. Carlo Cannell
                          ------------------------------------------
                              J. Carlo Cannell, Managing Member
                            Cannell Capital LLC, Investment Adviser

                          TONGA PARTNERS, L.P.

                                     /s/ J. Carlo Cannell
                          ------------------------------------------
                              J. Carlo Cannell, Managing Member
                            Cannell Capital LLC, General Partner

                          TE CANNELL PORTFOLIO, LTD.

                                     /s/ J. Carlo Cannell
                          ------------------------------------------
                              J. Carlo Cannell, Managing Member
                            Cannell Capital LLC, Investment Adviser




EXHIBIT A


           Identification of Members of the Group


Pursuant to Rule 13d-1(c)under the Securities and Exchange Act of 1934, the members of the group making this joint filing are identified as follows:

Not Applicable


EXHIBIT B

                 Joint Filing Agreement Pursuant to Rule 13d-1

This agreement is made pursuant to Rule 13d-1(b)(ii)(J) and Rule 13d-1(k)(1) under the Securities and Exchange Act of 1934 (the "Act") by and among the parties listed below, each referred to herein as a "Joint Filer." The Joint Filers agree that a statement of beneficial ownership as required by Sections 13(g) or 13(d) of the Act and the Rules thereunder may be filed on each of their behalf on Schedule 13G or Schedule 13D, as appropriate, and that said joint filing may thereafter be amended by further joint filings. The Joint Filers state that they each satisfy the requirements for making a joint filing under Rule 13d-1.

Dated:  November 18, 2005

                               CANNELL CAPITAL LLC

                                     /s/ J. Carlo Cannell
                          ------------------------------------------
                              J. Carlo Cannell, Managing Member

                          J. CARLO CANNELL

                                     /s/ J. Carlo Cannell
                          ------------------------------------------
                                       J. Carlo Cannell

                          THE ANEGADA MASTER FUND LIMITED

                                     /s/ J. Carlo Cannell
                          ------------------------------------------
                              J. Carlo Cannell, Managing Member
                            Cannell Capital LLC, Investment Adviser

                          THE CUTTYHUNK FUND LIMITED

                                     /s/ J. Carlo Cannell
                          ------------------------------------------
                              J. Carlo Cannell, Managing Member
                            Cannell Capital LLC, Investment Adviser

                          TONGA PARTNERS, L.P.

                                     /s/ J. Carlo Cannell
                          ------------------------------------------
                              J. Carlo Cannell, Managing Member
                            Cannell Capital LLC, General Partner

                          TE CANNELL PORTFOLIO, LTD.

                                     /s/ J. Carlo Cannell
                          ------------------------------------------
                              J. Carlo Cannell, Managing Member
                            Cannell Capital LLC, Investment Adviser